EXHIBIT 2.2

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of March 31, 2025, Dr. Reddy’s Laboratories Limited (“we,” “us,” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading symbol	Name of each exchange on which registered
American depositary shares, each representing one equity share	RDY	New York Stock Exchange

Our equity shares are traded on the BSE Limited (formerly known as the Bombay Stock Exchange Limited) (“BSE”) and National Stock Exchange of India Limited (“NSE”), (collectively, the “Indian Stock Exchanges”) under the ticker symbols “500124” and “DRREDDY”, respectively. Our American Depositary Shares (or “ADSs”), as evidenced by American Depositary Receipts (or “ADRs”), are traded in the United States on the New York Stock Exchange (“NYSE”) under the ticker symbol “RDY” and on NSE IFSC Limited under the ticker symbol “DRREDDY”. Each ADS represents one equity share. Our ADSs, as evidenced by ADRs, began trading on the NYSE and NSE IFSC Limited on April 11, 2001 and December 9, 2020, respectively.

In connection with the registration of our ADSs pursuant to the requirements of the Securities and Exchange Commission (but not for trading), our equity shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of (i) the holders of shares and (ii) ADR holders. Shares underlying the ADSs are held by J.P. Morgan Chase Bank, N.A., the depositary, and holders of ADSs will not be treated as holders of the shares.

The following summary is subject to and qualified in its entirety by our Memorandum and Articles of Association, as amended, and by Indian law, particularly the Indian Companies Act, 2013, as amended (the “Companies Act”).

This is not a summary of all the significant provisions of our Memorandum and Articles of Association, or of Indian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended March 31, 2025.

ORDINARY SHARES

ITEM 9. General

9.A.3. Pre-emptive rights

A company incorporated in India must offer its holders of shares preemptive rights to subscribe and pay for a proportionate number of shares to maintain their existing ownership percentages prior to the issuance of any shares, unless these rights have been waived by at least 75% of its shareholders present and voting at a shareholders’ general meeting.

U.S. investors in our ADSs may be unable to exercise preemptive rights for the shares underlying our ADSs unless a registration statement under the Securities Act of 1933 is effective with respect to the rights or an exemption from the registration requirements of the Securities Act is available. Our decision to file a registration statement will depend on the costs and potential liabilities associated with a registration statement as well as the perceived benefits of enabling U.S. investors in our ADSs to exercise their preemptive rights and any other factors we consider appropriate at the time. We might choose not to file a registration statement under these circumstances. If we issue any of these securities in the future, such securities may be issued to the depositary, which may sell them in the securities markets in India for the benefit of the investors in our ADSs. There can be no assurances as to the value, if any, the depositary would receive upon the sale of these securities. If the depositary determines that the rights could not be sold, the depositary might allow such rights to lapse. To the extent that U.S. investors in our ADSs are unable to exercise preemptive rights, their proportional interests in us would be reduced.

9.A.5. Type and class of securities

(a) Generally

One ADS represents one equity share of Rs.1 par value per share. As of March 31, 2025, we had 834,455,365 outstanding equity shares. As of March 31, 2025, 11.54% of our issued and outstanding equity shares were held by holders of our ADSs, as evidenced by ADRs. Our equity shares and their holders are registered in a registry of members. All of our shares have equal voting rights and carry equal entitlements to dividends. The Memorandum and Articles of Association were amended to effect an increase in our authorized share capital to 1,450,000,000 equity shares, pursuant to the 1:5 forward stock split implemented effective as of October 28, 2024. Said amendment to the Memorandum and Articles of Association is attached as Exhibit 1.8 to this Annual Report on Form 20-F.

Under certain circumstances, the Reserve Bank of India must approve the sale of equity shares underlying ADSs by a non-resident of India to a resident of India. The Reserve Bank of India has given general permission to effect sales of existing shares or convertible debentures of an Indian company by a resident to a non-resident, subject to certain conditions, including the price at which the shares must be sold.

Additionally, except under certain limited circumstances, if an investor seeks to convert the Indian rupee proceeds from a sale of equity shares in India into foreign currency and then repatriate that foreign currency from India, he or she will have to obtain an additional approval from the Reserve Bank of India for each such transaction. Required approval from the Reserve Bank of India or any other government agency may not be obtained on terms favorable to a non-resident investor or at all.

Investors who exchange our ADSs for our underlying equity shares may be subject to the provisions of the Companies Act and to the disclosure obligations that may be necessary pursuant to the Amended and Restated Deposit Agreement with our depositary. The Companies Act requires that, where the registered owner of shares does not hold the beneficial interest in such shares, both the registered owner and the beneficial owner of such equity shares are required to disclose to the company the nature of their interest, particulars of the registered owner and certain other details.

(b) Restrictions on transfer

Foreign investment in Indian securities, whether in the form of foreign direct investment or in the form of portfolio investment, is governed by the Foreign Exchange Management Act, 1999, as amended (“FEMA”), and the rules, regulations and notifications issued thereunder. Set forth below is a summary of the restrictions on transfers applicable to both foreign direct investments and portfolio investments, including the requirements under Indian law applicable to the issuance and transfer of ADSs.

Foreign Direct Investment

FEMA empowers the Reserve Bank of India (the “RBI”) to frame regulations to prohibit, restrict or regulate the transfer or issuance of any security by a person resident outside India. These regulations were published as the Foreign Exchange Management (Transfer or Issue of Security by a Person Resident Outside India) Regulations, 2017. The Government of India superseded these regulations on October 17, 2019 through its notification of the Foreign Exchange Management (Non-debt Instruments) Rules, 2019.

As per these regulations, foreign direct investments can be made in India, other than in certain prohibited sectors, through the “automatic route” or, if the sectors or activities are not permitted under the automatic route, then under the “government route”. If the automatic route applies, then the non-resident investor or the Indian company does not require any approval from Government of India for the investment. If the government route applies, then prior approval of the Government of India is required. Proposals for foreign investment under the government route, are considered by the respective administrative ministry or department.

These regulations also contain provisions regarding sector specific guidelines for foreign direct investment and the levels of permitted equity participation. The total foreign investment shall not exceed the sectoral or statutory cap limit indicated for each sector. In sectors or activities for which no sectoral or statutory cap limit is indicated or not prohibited under these regulations, foreign investment is permitted up to 100% under the automatic route, subject to applicable laws/regulations, security and other conditions.

In May 1994, the Government of India announced that purchases by foreign investors of ADSs, as evidenced by ADRs, and foreign currency convertible bonds of Indian companies would be treated as foreign direct investment in the equity issued by Indian companies for such offerings. Therefore, offerings that involve the issuance of equity that results in Foreign Direct Investors holding more than the stipulated percentage of direct foreign investments (which depends on the category of industry) would require approval from the Foreign Investment Promotion Board.

For investments in the pharmaceutical sector, the Foreign Direct Investment limit is 100%. However, unlike Foreign Direct Investments in new pharmaceutical projects (sometimes called “greenfield” investments), Foreign Direct Investments in existing Indian pharmaceutical companies (sometimes called “brownfield” investments) are nonetheless subject to approval by the Foreign Investment Promotion Board in excess of 74% (which can incorporate conditions for its approval at the time of grant). Thus, foreign ownership of in excess of 74% of our equity shares would be allowed but would require certain approvals.

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The Ministry of Finance abolished the Foreign Investment Promotion Board in May 2017 and the processing of applications for Foreign Direct Investment and approval of the Government thereon under the Policy and FEMA, was transferred to be handled by the concerned Ministries/Departments in consultation with the Department for Promotion of Industry and Internal Trade.

Portfolio Investment Scheme

Under Indian law, persons or entities residing outside of India cannot acquire securities of an Indian company listed on a stock exchange (“Portfolio Investments”) unless such non-residents are (a) persons of Indian nationality or origin residing outside of India (also known as Non-Resident Indians or “NRIs”) or (b) registered Foreign Institutional Investors (“FIIs”) or Foreign Portfolio Investors (“FPIs”).

Portfolio Investments by NRIs

A variety of methods for investing in shares of Indian companies are available to NRIs. These methods allow NRIs to make Portfolio Investments in existing shares and other securities of Indian companies on a basis not generally available to other foreign investors.

Portfolio Investments by FIIs

In September 1992, the Government of India issued guidelines that enable FIIs, including institutions such as pension funds, investment trusts, asset management companies, nominee companies and incorporated/institutional portfolio managers, to invest in all of the securities traded on the primary and secondary markets in India. Under the guidelines, FIIs are required to obtain an initial registration from the Securities and Exchange Board of India (“SEBI”), and a general permission from the RBI to engage in transactions regulated under the Foreign Exchange Management Act. FIIs must also comply with the provisions of the SEBI (Foreign Institutional Investors Regulations) 1995. When it receives the initial registration, the FII also obtains general permission from the RBI to engage in transactions regulated under the Foreign Exchange Management Act. Together, the initial registration and the RBI’s general permission enable the registered FII to: (i) buy (subject to the ownership restrictions discussed below) and sell unrestricted securities issued by Indian companies; (ii) realize capital gains on investments made through the initial amount invested in India; (iii) participate in rights offerings for shares; (iv) appoint a domestic custodian for custody of investments held; and (v) repatriate the capital, capital gains, dividends, interest income and any other compensation received pursuant to rights offerings of shares.

Portfolio Investments by FPIs

The regime permitting Portfolio Investments by FIIs was previously governed by the SEBI (Foreign Portfolio Investors) Regulations, 2014 (the “2014 FPI Regulations”). Further with a view to ease investments by FPIs, the 2014 FPI Regulations were amended through the SEBI (Foreign Portfolio Investors) Regulations, 2019, which was notified on September 23, 2019 (the “2019 FPI Regulations” and, together with the 2014 FPI Regulations, the “FPI Regulations”).

A person which has been registered as a FPI under chapter II of the 2019 FPI Regulations may purchase or sell capital instruments of an Indian company on a recognized stock exchange in India as well as purchase shares and convertible debentures offered to the public under the FPI Regulations.

A FPI is defined as any investment made by a person resident outside India in capital instruments where such investment is (a) less than 10% of the post issue paid-up equity capital on a fully diluted basis of a listed Indian company or (b) less than 10% of the paid up value of each series of capital instruments of a listed Indian company. FPIs are subject to ownership limits in Portfolio Investments, as further described below, and only certain categories of FPIs may invest or deal in exchange traded derivative contracts approved by SEBI from time to time.

FPIs are required to be registered with the designated depositary participant on behalf of SEBI subject to compliance with “Know Your Customer” rules.

The 2019 FPI Regulations have categorized FPIs based on regulatory status and country of residence — that is, whether the entity is from a Financial Action Task Force (“FATF”) member country. The operating guidelines have provided guidance on re-categorization of FPIs. While Category-I FPIs under the 2014 FPI Regulations would remain the same, the former Category-II FPIs have been re-characterized under the 2019 FPI Regulations as Category-I or –II, depending upon their eligibility.

A FPI may purchase or sell capital instruments of an Indian company on a recognized stock exchange in India as well as purchase shares and convertible debentures offered to the public under the FPI Regulations.

Further, a FPI may sell shares or convertible debentures so acquired (i) in an open offer in accordance with the Securities Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011; or (ii) in an open offer in accordance with the Securities Exchange Board of India (Delisting of Equity Shares) Regulations, 2009; or (iii) through buyback of shares by a listed Indian company in accordance with the Securities Exchange Board of India (Buy-back of Securities) Regulations, 2018. A FPI may also acquire shares or convertible debentures (i) in any bid for, or acquisition of securities in response to an offer for disinvestment of shares made by the central government or any state government of India; or (ii) in any transaction in securities pursuant to an agreement entered into with merchant banker in the process of market making or subscribing to unsubscribed portion of the issue in accordance with SEBI (ICDR) Regulations, 2018.

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Ownership restrictions

The SEBI and the RBI regulations restrict portfolio investments in Indian companies by FIIs, NRIs and FPIs, all of which we refer to as “foreign portfolio investors.” Under current Indian law, FPIs may in the aggregate hold not more than 24.0% of the equity shares of an Indian company, and NRIs in the aggregate may hold not more than 10.0% of the shares of a publicly traded Indian company through portfolio investments.

The Foreign Exchange Management (Non-Debt Instruments) Rules, 2019 (the “NDI Rules”) has brought about a substantial change in the Schedule II to the NDI Rules, stating that effective as of April 1, 2020, the aggregate limit would be the sectoral cap applicable to such Indian company. An Indian company may, with the approval by resolution of its board of directors and by special resolution of its members: (i) decrease the aggregate limit before March 31, 2020 to a lower threshold of 24%, 49% or 74%, as it deems fit, or (ii) increase the aggregate limit to 49% or 74%, or the sectoral cap or statutory ceiling, as it deems fit. However, once the aggregate limit is increased, the limit cannot be reduced later.

Our shareholders on September 24, 2001 had passed a resolution enhancing the limits of portfolio investment by FIIs in the aggregate to 49% and NRIs in the aggregate may hold not more than 10.0% of our equity shares through portfolio investments. However pursuant to the applicability of the NDI rules, the sectoral cap applicable to our company is 74%. Holders of ADSs are not subject to the rules governing FPIs unless they convert their ADSs into equity shares.

 If a FPI’s investments exceed the prescribed limits, the FPI will have the option to divest its excess holdings within five trading days, failing which the entire investment in the company will be considered a Foreign Direct Investment (“FDI”). If the investment falls under a category where FDI is prohibited, the aggregate FPI limit is capped at 24%.

No single FPI may hold more than 10.0% of the shares of an Indian company and no single NRI may hold more than 5.0% of the shares of an Indian company. If multiple entities have at least 50% overlap in their ownership (direct or ultimate beneficial owners), then such entities shall be treated as part of the same group and the above percentage of FPI investment limit shall apply to the entire group as if they were a single FPI.

As of March 31, 2025, FIIs and FPIs collectively held 25.75% of our equity shares, foreign nationals and companies held 0.02% of our equity shares and NRIs held 0.93% of our equity shares.

In September 2011, the Securities and Exchange Board of India (“SEBI”) enacted the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 (the “2011 Takeover Code”), which replaces the SEBI (Substantial Acquisition of Shares and Takeovers) Regulations, 1997. The 2011 Takeover Code was thereafter amended from time to time.

Under the 2011 Takeover Code, upon acquisition of shares or voting rights in a publicly listed Indian company (the “target company”) such that the aggregate shareholding of the acquirer (meaning a person who directly or indirectly, acquires or agrees to acquire shares or voting rights in the target company, or acquires or agrees to acquire control over the target company, either alone or together with any persons acting in concert), is 5% or more of the shares of the target company, the acquirer is required to, within two working days of such acquisition, disclose the aggregate shareholding and voting rights in the target company to the target company and to the stock exchanges in which the shares of the target company are listed.

Furthermore, an acquirer who, together with persons acting in concert with such acquirer, holds shares or voting rights entitling them to 5% or more of the shares or voting rights in a target company must disclose every sale or acquisition of shares representing 2% or more of the shares or voting rights of the target company to the target company and to the stock exchanges in which the shares of the target company are listed within two working days of such acquisition or sale or receipt of intimation of allotment of such shares.

Every acquirer, who together with persons acting in concert with such acquirer, holds shares or voting rights entitling such acquirer to exercise 25% or more of the voting rights in a target company, has to disclose to the target company and to stock exchanges in which the shares of the target company are listed, their aggregate shareholding and voting rights as of the thirty-first day of March, in such target company within seven working days from the end of the fiscal year of that company.

The acquisition of shares or voting rights that entitles the acquirer to exercise 25% or more of the voting rights in or control over the target company triggers a requirement for the acquirer to make an open offer to acquire additional shares representing at least 26% of the total shares of the target company for an offer price determined as per the provisions of the 2011 Takeover Code. The acquirer is required to make a public announcement for an open offer on the date on which it is agreed to acquire such shares or voting rights. Such open offer shall only be for such number of shares as is required to adhere to the maximum permitted non-public shareholding.

Since we are a listed company in India, the provisions of the 2011 Takeover Code will apply to us and to any person acquiring our ADSs, equity shares or voting rights in our company.

Pursuant to the 2011 Takeover Code, we must report to the Indian stock exchanges on which our equity shares are listed, any disclosures made to us under 2011 Takeover Code.

Holders of ADSs may be required to comply with such notification and disclosure obligations pursuant to the provisions of the Deposit Agreement entered into by such holders, our company and the depositary of our ADRs.

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Subsequent transfer of shares

A person resident outside India holding the shares or debentures of an Indian company may transfer the equity instruments held by him, in compliance with the conditions specified in the Foreign Exchange Management (Non-Debt Instruments) Rules, 2019 ("NDI Rules"), as follows:

(i)

A person resident outside India who is not a NRI, an overseas citizen of India or a former Overseas Corporate Body (“OCB”), may transfer by way of sale or gift, the equity instruments held by him to any person resident outside India;

(ii)	A NRI may transfer by way of sale or gift, the equity instruments held by that person to another NRI or to any person resident outside India; or

(iii)

A person resident outside India holding the equity instruments of an Indian company in accordance with the NDI Rules, (a) may transfer such equity instrument to a person resident in India by way of sale or gift; or (b) may sell such equity instrument on a recognized Stock Exchange in India through a registered broker.

In enacting the NDI Rules, the Central Government superseded the Foreign Exchange Management (Transfer or Issue of Securities by a person Resident Outside India) Regulations, 2017.

The NDI Rules give the readers a consolidated view of the transfer or issue of securities by a person resident outside India and also clarifies several aspects of FDI. These regulations aim towards further simplification and provide greater clarity on differentiation between FDI and FPI.

ADS guidelines

Shares of Indian companies represented by ADSs may be approved for issuance to foreign investors by the Government of India under the Issue of Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993 (the “1993 Scheme”), as modified from time to time, promulgated by the Government of India. The 1993 Scheme is in addition but without prejudice to the other policies or facilities, as described below, relating to investments in Indian companies by foreign investors. The issuance of ADSs pursuant to the 1993 Scheme also affords to holders of the ADSs the benefits of Section 115AC of the Income Tax Act, 1961 for purpose of the application of Indian tax laws. In March 2001, the RBI issued a notification permitting, subject to certain conditions, two-way fungibility of ADSs. This notification provides that ADSs converted into Indian shares can be converted back into ADSs, subject to compliance with certain requirements and the limits of sectorial caps.

The Ministry of Finance, Government of India, enacted The Depository Receipts Scheme, 2014 (the “Depository Receipts Scheme”) effective as of December 15, 2014. In order to facilitate the issuance of depository receipts by Indian companies outside India, the Depository Receipts Scheme repeals the former provisions dealing with depository receipts in the Foreign Currency Convertible Bonds and Ordinary Shares (Through Depositary Receipt Mechanism) Scheme, 1993. The Depository Receipts Scheme now governs the issue or transfer of permissible securities to a foreign depository by eligible persons and defines the rights and duties of a foreign depository and obligations of a domestic custodian.

There are certain relaxations provided under the Depository Receipts Scheme subject to prior approval of the Ministry of Finance. For example, a registered broker is permitted to purchase shares of an Indian company on behalf of a person resident outside of India for the purpose of converting those shares into ADSs. However, such conversion is subject to compliance with the provisions of the Depository Receipts Scheme and the periodic guidelines issued by the regulatory authorities. Therefore, depository receipts converted into Indian shares may be converted back into depository receipts, subject to certain limits of sectorial caps.

Under the Depository Receipts Scheme, a foreign depository may take instructions from depository receipts holders to exercise the voting rights with respect to the underlying equity securities. Additionally, a domestic custodian has been defined to include a custodian of securities, an Indian depository, a depository participant or a bank having permission from SEBI to provide services as custodian. Further, the Depository Receipts Scheme provides that the aggregate of permissible securities which may be issued or transferred to foreign depositories for issue of depository receipts, along with permissible securities already held by persons resident outside India, shall not exceed the limit on foreign holding of such permissible securities under the Foreign Exchange Management Act, 1999.

The Securities and Exchange Board of India (“SEBI”) introduced a framework for the issuance of Depository Receipts (“DRs”) by companies listed on stock exchanges in India and for the “permissible securities” underlying any such DR issuance (“DR Framework”), pursuant to its circular dated October 10, 2019. Further, the SEBI issued amendments dated November 28, 2019 and December 18, 2020, on the framework for issuance of DRs and amended the scope and process for permissible holder of DRs, respectively. The requirements for issuance of DRs set out in the DR Framework are in addition to the requirements under the Companies Act, 2013 and rules thereunder, the 2014 Scheme and the foreign exchange regulations. The key aspects provided under the DR framework are:

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Eligible Issuer –Only a company incorporated in India and listed on a recognized stock exchange in India is allowed to issue the underlying securities for issuance of DRs, which must be permissible securities (as discussed below), and only their holders may transfer such underlying securities.

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Permissible Holders – Indian residents and NRIs are not allowed to be permissible holders or beneficial owners of DRs. However, this restriction is not applicable in case the DRs are issued to NRIs pursuant to any share-based employee benefit scheme(s), that are implemented by the listed company in line with the SEBI (Share Based Employee Benefits and Sweat Equity) Regulations, 2021, or any bonus issue or any rights issue of shares.

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Obligations of Listed Company – The listed company must comply with applicable laws and regulations and ensure that only permissible securities are issued as the underlying securities for any DR issuance. Further, the listed company must issue such permissible securities only to the permissible holders. The listed company shall be responsible for identification of any holder (like NRI), who are issued DRs in terms of any share-based employee benefit scheme(s). Further, the listed company must provide the information of NRI DR holders to the designated depository in India, for the purpose of monitoring foreign investment limits.

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Minimum Public Shareholding – In the case of issuance of new DRs, the listed company shall ensure that the limit on foreign holding of permissible securities as prescribed under applicable FEMA regulations is not exceeded and shall comply with the minimum public shareholding norms in India, after excluding the permissible securities held by the depository.

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Minimum Price - The minimum price for the issuance or transfer of permissible securities is the price applicable to the corresponding mode of issue (i.e., public offer, preferential allotment or qualified institutions placement) to domestic investors in India under applicable laws.

The jurisdictions where DRs may be issued and exchanges where DRs may be listed pursuant to the DR Framework were notified pursuant to a circular dated November 28, 2019. While the DR framework for listed entities has been operationalized, further amendments and requirements may be notified from time to time.

Under the DR framework, ‘permissible securities’ has also been defined to mean “equity shares and debt securities, which are in a dematerialized form and rank pari passu with the securities issued and listed on a Recognized stock exchange “. Previously, under the 2014 Depository Receipts Scheme, companies were only required to comply with eligibility requirements pertaining to prohibition from accessing capital markets or dealing in securities.

The Department of Economic Affairs, Ministry of Finance made amendments to certain provisions of the Securities Contracts (Regulation) Rules, 1957 pursuant to Securities Contracts (Regulation) (Amendment) Rules, 2015, on February 25, 2015. An amended, the “public shareholding” for our equity shares held by the public includes shares underlying depository receipts if the holder of such depository receipts has the right to issue voting instruction and such depository receipts are listed on an international stock exchange in accordance with the Depository Receipts Scheme.

Fungibility of ADSs

A registered broker in India can purchase shares of an Indian company that issued ADSs, on behalf of a person residing outside India, for the purposes of converting the shares into ADSs.

The Depository Receipts Scheme states that the aggregate of permissible securities which may be issued or transferred to foreign depositories for issue of depository receipts, along with permissible securities already held by persons resident outside India, shall not exceed the limit on foreign holding of such permissible securities under the Foreign Exchange Management Act, 1999.

Transfer of ADSs

A person resident outside India may transfer ADSs held in an Indian company to another person resident outside India without any permission. A person resident in India is not permitted to hold ADSs of an Indian company, except in connection with the exercise of stock options.

Shareholders resident outside India who intend to sell or otherwise transfer equity shares within India should seek the advice of Indian counsel to understand the requirements applicable at that time.

9.A.6. Limitations or qualifications

Not applicable.

9.A.7. Other rights

Not applicable.

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ITEM 10.B. Memorandum and articles of association

10.B.3. Shareholder rights

(a)	Dividend rights.

Our board of directors recommends the payment of a dividend which is then declared by our shareholders in a general meeting. However, the board is not obliged to recommend a dividend. Similarly, under our Articles of Association and the Companies Act, our shareholders may, at the Annual General Meeting, declare a dividend in an amount less than that recommended by the board of directors, but they cannot increase the amount of the dividend. The dividend declared by the shareholders, if any, is required to be distributed and paid to shareholders in proportion to the paid up value of their shares within 30 days of the declaration by the shareholders at the Annual General Meeting. Pursuant to our Articles of Association, our board of directors has discretion to declare and pay interim dividends without shareholder approval.

Under the Companies Act, 2013 and rules made thereunder, dividends may be paid out of profits of a company in that financial year in which the dividend is declared after providing for depreciation or out of the undistributed profits of previous fiscal years after providing for depreciation. Before declaring any dividend in any financial year, a company may transfer a percentage of its profits which it considers appropriate to its reserves.

The Companies Act, 2013 further provides that in case of an inadequacy or absence of profits in any year, a maximum of 10% of paid-up capital can be declared as dividend, subject to other provisions contained in the Companies (Declaration and Payment of Dividend) Rules, 2014.

The Companies Act, 2013 provides that any dividends that remain unpaid or unclaimed after a period of 30 days from the date of their declaration are to be transferred to a special bank account opened by the company at an approved bank. We transfer any dividends that remain unpaid or unclaimed within 7 days from the date of expiration of such 30 days’ period to such account. If any amount in this account has not been claimed by the eligible shareholders within seven years from the date of the transfer, we transfer the unclaimed dividends to an Investor Education and Protection Fund established by the Government of India under the provisions of the Companies Act, 2013.

(b)	Voting rights.

All of our equity shares have the same voting rights. For all matters submitted to vote in a shareholders meeting of the Company, every holder of an equity share, as reflected in the records of the Company as on the record date set for the shareholders meeting, shall have one vote in respect of each share held. There are no cumulative voting rights. If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as is practical, subject to the provisions of and governing the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

As per SEBI (Listing Obligations and Disclosure Requirements) Regulations it is mandatory for e-voting facilities to be provided to all shareholders in respect of all shareholders’ resolutions in accordance with the procedure prescribed in the Companies (Management and Administration) Rules, 2014. Our procedures comply with such rules and provide the opportunity for electronic voting by shareholders.

The Companies Act, 2013 and our Articles of Association require that at least two-thirds of our directors be subject to re-election by our shareholders in rotation and that, at every annual general meeting, one-third of the directors who are subject to re-election must retire from the Board. However, if eligible for re-election, they may be re-elected by our shareholders at the annual general meeting.

Due to India’s adoption of the Companies Act, 2013, effective as of April 1, 2014, non-full time independent directors are no longer required to retire from the Board by rotation. As a result, at annual general meetings held after April 1, 2014, our non-full time independent directors are excluded from the calculation of the two-thirds directors who are subject to re-election by our shareholders in rotation.

Our non-full time independent directors hold office for a term of up to 5 consecutive years from the date of initial appointment under the provisions of the Companies Act, 2013. The appointment of non-full time independent director shall require approval of our shareholders through a special resolution within a period of three months from the date of appointment or at next shareholders meeting whichever is earlier Each such non-full time independent director shall be eligible for re-appointment for a second term of up to 5 consecutive years if determined in a special resolution passed by our shareholders.

(c)	Rights to share in our proﬁts.

See “Dividend Rights” in subsection (a) above.

(d)	Rights to share in any surplus in the event of our liquidation.

As per the Companies Act, 2013 and the Insolvency and Bankruptcy Code, 2016, certain payments have preference over payments to be made to equity shareholders. These payments having preference include payments to be made by us to our employees, taxes, payments to secured and unsecured lenders and payments to holders of any shares entitled by their terms to preferential repayment over the equity shares.

In the event of our company’s liquidation, all preferential amounts, if any, shall be discharged by us. Our remaining assets shall be distributed to the holders of our equity shares based upon the proportion of the number of shares held to the total equity shares outstanding as on that date.

(e)	Redemption provisions.

Not applicable.

(f)	Sinking fund provisions.

Not applicable.

(g)	Liability to further capital calls by us.

Although our Memorandum and articles of association do provide for certain capital call obligations in respect of any monies unpaid on the shares of a shareholder, all of our issued and outstanding shares have been fully paid in. Accordingly, our shareholders are not obliged to make further contributions with respect to their shares.

(h)	Any provision discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares.

No such provisions are applicable under our Memorandum and articles of association. However, for a summary of the restrictions under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011 (the “2011 Takeover Code”), see item 9.A.5. “Type and class of securities” set forth above.

10.B.4. Changes to shareholder rights

Currently, only one class of equity shares is authorized and outstanding under our Memorandum and articles of association.  However, if at any time the share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of the holders of such proportion of the issued shares of that class as maybe specified in the Companies Act or rules made thereunder, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. If a capital increase is approved, then our shareholders would generally have certain pre-emptive rights as described above.

10.B.6. Limitations on rights to own securities

No limitations on the rights to own securities are applicable under our memorandum and articles of association. However, for a summary of the restrictions on transfers applicable to both foreign direct investments and portfolio investments, including the requirements under Indian law applicable to the issuance and transfer of ADSs, see item 9.A.5. “Type and class of securities” set forth above.

10.B.7 Change in control

No provisions that would have an eﬀect of delaying, deferring or preventing a change in control of the company are applicable under our Memorandum and articles of association. However, for a summary of the restrictions under the Securities and Exchange Board of India (Substantial Acquisition of Shares and Takeovers) Regulations, 2011, see item 9.A.5. “Type and class of securities” set forth above.

10.B.8 Disclosure of shareholdings

The Companies Act requires that, where the registered owner of shares does not hold the beneficial interest in such shares, both the registered owner and the beneficial owner of such equity shares are required to disclose to the company the nature of their interest, particulars of the registered owner and certain other details.

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10.B.9 Differences in the law

See the references to Indian law throughout this “Item 10.B Memorandum and articles of association.”

10.B.10 Changes in capital

The requirements of the memorandum and articles of association regarding changes in capital are not more stringent than the requirements of Indian law.

ITEM 12. Description of Securities Other than Equity Securities

12.A. Debt Securities.

Not applicable.

12.B. Warrants and Rights

Not applicable.

12.C. Other securities

Not applicable.

12.D. American Depositary Shares

J.P. Morgan Chase Bank, N.A. is the depositary for our American depositary shares program pursuant to the Amended and Restated Deposit Agreement (the “Deposit Agreement”). American depositary shares (“ADSs”) represent ownership interests in securities that are on deposit with the depositary. ADSs are normally represented by certificates that are commonly known as American depositary receipts (“ADRs”) or by book-entry statements which reflect ownership of ADSs. Each ADS represents an ownership interest in one share which we have deposited with the custodian, as agent of the depositary, under the Deposit Agreement. In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but not distributed by it directly to you.

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Only the depositary is registered as shareholder in our share register. An ADR is not an equity share and an ADR holder is not a shareholder of our company. The ADR is vested with rights defined and enumerated in the Deposit Agreement.

JPMorgan Chase Bank, N.A.’s office is located at 383 Madison Avenue, New York, New York, 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because the depositary’s nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf. The obligations of the depositary and its agents are set out in the Deposit Agreement. The Deposit Agreement and the ADSs are governed by New York law.

The following is a summary of the material terms of the Deposit Agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire Deposit Agreement and the form of ADR which contains the terms of your ADSs. A copy of the Deposit Agreement is filed as an exhibit to our Form F-6 filed with the SEC on October 23, 2024.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our securities. The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting it’s and the custodian’s expenses and any fees owing with respect thereto. You will receive these distributions in proportion to the number of underlying shares your ADSs represent.

Except as stated below and to the extent the depositary is legally permitted, it will deliver such distributions to ADR holders in proportion to their interests in the following manner:

Cash

The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution if this is practicable and can be done on a reasonable basis. The depositary will attempt to distribute this cash in a practicable manner, and may deduct any taxes required to be withheld, any expenses of converting foreign currency and transferring funds to the United States and other expenses and adjustments.

Shares

In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. It will only issue whole ADSs. The depositary will sell any shares which would result in fractional ADSs and distribute the net proceeds to the ADR holders entitled to them.

Rights to receive additional shares

In the case of a distribution of rights to subscribe for additional shares or other rights, if we provide satisfactory evidence that the depositary may lawfully distribute such rights, the depositary may arrange for ADR holders to instruct the depositary as to the exercise of those rights. However, if we do not furnish that evidence or if the depositary determines it is not practicable to distribute the rights, the depositary may:

•	sell the rights if practicable and distribute the net proceeds as cash, or

•	allow the rights to lapse, in which case ADR holders will receive nothing.

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We have no obligation to furnish such evidence, or to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

Other distributions

In the case of a distribution of securities or property other than those described above, the depositary may either:

•	distribute those securities or property in any manner it deems equitable and practicable,

•

to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell those securities and distribute any net proceeds in the same way it distributes cash, or

•	hold the distributed property, in which case the ADSs will also represent the distributed property.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents (fractional cents will be withheld without liability for interest and dealt with in accordance with the depositary’s then current practices).

The depositary may choose any practical method of distribution for any specific ADR holder, including the distribution of foreign currency, securities or property, or it may retain those items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders.

We cannot assure you that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, or that any of those transactions could be completed within a specified time period.

Deposit, Withdrawal and Cancellation

The depositary will issue ADSs upon the deposit of shares or evidence of rights to receive shares with the custodian. In the case of the currently outstanding ADSs, we previously arranged for the shares to be deposited.

Except for shares that we deposit, no shares may be deposited by persons located in India, residents of India or for, or on the account of, such persons. Under current Indian laws and regulations, except in certain limited circumstances, the depositary cannot accept deposits of outstanding shares and issue ADRs evidencing ADSs representing those shares.

Shares deposited in the future with the custodian must be accompanied by documents, including: instruments showing that such shares have been properly transferred or endorsed to the person on whose behalf the deposit is being made; instruments assigning such shares to the depositary, the custodian or their nominee; and proxies entitling the custodian to vote such deposited shares. Additional shares may be deposited with the depositary or custodian only as agreed by the depositary and ourselves and permitted by applicable law.

The custodian will hold all deposited shares for the account of the depositary. ADR holders thus have no direct ownership interest in the shares and only have the rights set out in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities.”

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name of the person entitled to them evidencing the number of ADSs to which that person is entitled. Certificated ADRs will be delivered at the depositary’s principal New York office or any other location that it may designate as its transfer office.

When you turn in your ADRs for withdrawal at the depositary’s office, the depositary will, upon payment of applicable fees, charges and taxes, and upon receipt of proper instructions, deliver the underlying shares at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at other places that you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends,

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•	the payment of fees, taxes and similar charges, or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

U.S. securities laws provide that this right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Once you have withdrawn shares, except in certain limited circumstances, you may be unable to redeposit them under the Deposit Agreement.

If you withdraw the shares evidenced by your ADSs, under Indian law you will be charged a stamp duty which is a specified percentage of the market value of the shares you will be charged in respect of such withdrawn shares.

Voting Rights

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary as to how to exercise the voting rights for the shares which underlie your ADSs. After receiving voting materials from us, the depositary will notify the ADR holders of any shareholder meeting or solicitation of consents or proxies. This notice will describe how you may instruct the depositary to exercise the voting rights for the shares which underlie your ADSs. In lieu of distribution of such voting materials, the depositary may distribute to you a notice how to retrieve such materials (e.g., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials). For instructions to be valid, the depositary must receive them on or before the date specified.

The depositary will try, as far as is practical, subject to the provisions of the underlying shares or other deposited securities, to vote or to have its agents vote the shares or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct. The depositary will not itself exercise any voting discretion. Neither the depositary nor its agents are responsible for any failure to carry out any voting instructions, for the manner in which any vote is cast or for the effect of any vote.

We cannot guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you will not have the opportunity to vote. If you hold your ADSs through brokers, dealers or other third parties, you will have even less time to instruct the depositary to vote.

Record Dates

The depositary may fix record dates for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

•	to receive a dividend, distribution or rights,

•	to give instructions for the exercise of voting rights at a meeting of holders of ordinary shares or other deposited securities,

•

for the determination of the registered holders who shall be responsible for the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters all subject to the provisions of the Deposit Agreement.

Reports and Other Communications

The depositary will make available for inspection by ADR holders any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities. These communications will be furnished by us in English.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may collect from (i) each person to whom ADSs are issued, including, without limitation, issuance against deposit of shares, issuance in respect of share distributions, rights and other distributions, issuance pursuant to a stock dividend or stock split, or issuance pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the deposited shares, and (ii) each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be).

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The following additional charges shall be incurred by the ADR holders, by any party depositing or withdrawing shares or by any party surrendering ADRs or to whom ADRs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADRs or the deposited securities or a distribution of ADRs), whichever is applicable:

•	a fee of up to U.S.$.0.05 per ADS issued, delivered, reduced, cancelled or surrendered, or upon which a distribution is made;

•	a fee of up to U.S.$0.05 per ADS for any Cash distribution made pursuant to the Deposit Agreement;

•

a fee of U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed, by the depositary in administering our ADR program (which fee may be charged on a periodic basis during each calendar year and shall be assessed against holders of ADRs as of the record date set by the depositary and shall be payable by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

any other charge payable by any of the depositary, any of the depositary’s agents, including, without limitation, the custodian, or the agents of the depositary’s agents in connection with the servicing of our shares or other deposited securities (which charge shall be assessed against registered holders of our ADRs as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such registered holders or by deducting such charge from one or more cash dividends or other cash distributions);

•

a fee of up to U.S.$0.05 per ADS for the distribution of securities (other than ADSs or rights to purchase additional ADSs), or the sale of securities in connection with a distribution, in each case by or on behalf of us, the depositary and/or any third party;

•	stock transfer or other taxes and other governmental charges;

•	SWIFT, facsimile transmission or any other method of communication and any applicable delivery charges incurred at your request;

•	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities;

•	expenses of the depositary in connection with the conversion of foreign currency into U.S. dollars; and

•

a transaction fee per request for cancellation of ADSs as disclosed on the “Disclosures” page (or successor page) of www.adr.com, as updated by the depositary from time to time, and any applicable delivery expenses; and

•

such fees and expenses as are incurred by the depositary or its custodian (including without limitation expenses incurred in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the sale or delivery of deposited securities or the servicing of our equity shares, or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary. The fees described above may be amended from time to time in accordance with the Deposit Agreement.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If an ADR holder owes any tax or other governmental charge, the depositary may:

•	deduct the amount thereof from any cash distributions, or

•	sell deposited securities and deduct the amount owing from the net proceeds of such sale.

In either case the ADR holder remains liable for any shortfall. Additionally, if any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities (except under limited circumstances mandated by securities regulations). If any tax or governmental charge is required to be withheld on any non-cash distribution, the depositary may sell the distributed property or securities to pay those taxes and distribute any remaining net proceeds to the ADR holders entitled to them.

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Reclassifications, Recapitalizations and Mergers

If we take actions that affect the deposited securities, including (1) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (2) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to:

•	amend the form of ADR,

•	distribute additional or amended ADRs,

•	distribute cash, securities or other property it has received in connection with such actions,

•	sell any securities or property received and distribute the proceeds as cash, or

•	take no action.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in that property.

Amendment and Termination

We may agree with the depositary to amend the Deposit Agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days notice of any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or affects any substantial existing right of ADR holders. If an ADR holder continues to hold an ADR or ADRs after being notified of these changes, the ADR holder will be considered to have agreed to such amendment. Notwithstanding the foregoing, an amendment can become effective before notice is given if this is necessary to ensure compliance with a new law, rule or regulation.

No amendment will impair your right to surrender your ADSs and receive the underlying securities. If a governmental body adopts new laws or rules which require the Deposit Agreement or the ADS to be amended, we and the depositary may make the necessary amendments, which could take effect before you receive notice of them.

The depositary may terminate the Deposit Agreement by giving the ADR holders at least 30 days prior notice, and it must do so at our request. If the depositary determines that termination is required by law, or to avoid subjecting it to liability under applicable law, then it need not give ADR holders prior notice of termination. After termination, the depositary’s only responsibility will be (i) to deliver deposited securities to ADR holders who surrender their ADRs, and (ii) to hold or sell distributions received on deposited securities. After the termination date, if the deposited securities are listed and publicly traded on a securities exchange, the depositary may, if permissible and practicable, sell the deposited securities which remain (which sale may be effected in a block sale/single lot transaction) and hold the net proceeds of such sales, without liability for interest, in trust for the ADR holders who have not yet surrendered their ADRs. After making those sales, the depositary shall have no obligations except to account for the proceeds of sale and other cash. The depositary will not be required to invest such proceeds or pay interest on them.

After the termination date, if the deposited securities are not listed and publicly traded on a securities exchange, or if for any reason the depositary does not sell the deposited securities, then the depositary shall use its reasonable efforts to cancel all outstanding ADRs and arrange for the deposited securities to be delivered to us or an independent trust company, to be held in trust and transferred to the former ADR holders. However, such deposited securities may be cancelled with no consideration payable to the former ADR holders in certain extenuating circumstances, such as our bankruptcy, insolvency, receivership or liquidation, or if the depositary believes it cannot practicably sell such deposited securities promptly and without undue effort.

Limitations on Obligations and Liability to ADR Holders

The Deposit Agreement expressly limits the obligations and liability of the depositary, ourselves and our respective agents. Neither we nor the depositary nor any such agent will be liable if:

•

a present or future law or regulation governing the deposited securities, a present or future provision of our charter, or an act of God, war or other circumstance beyond our control prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or the ADRs provide shall be done or performed by any one of us,

•	the applicable person shall exercise or fail to exercise any discretion under the Deposit Agreement or the ADR,

•	the applicable person shall perform its obligations without gross negligence or willful misconduct,

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•

the applicable person shall take any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any registered holder of ADRs, or any other person believed by it to be competent to give such advice or information, or

•	the applicable person shall rely upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs. It and its agents are only obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities or the ADRs, which in its opinion may involve it in expense or liability, if indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability is furnished as often as it requires.

The depositary will not be responsible for:

•	failing to carry out instructions to vote the deposited securities or for the manner in which the deposited securities are voted or the effect of the vote,

•	any delay, error or failure in selling any securities or converting any currency or securities, absent its own willful default or gross negligence,

•	informing ADS holders about any relevant laws, tax matters or legal requirements,

•	the content of any information submitted to it by us for distribution to ADS holders,

•	any ADS holder’s tax consequences or failure to obtain any tax benefits, credits or refunds, or

•	any indirect, special, punitive or consequential damages or lost profits.

The depositary may own and deal in deposited securities and in ADSs.

Disclosure of Interest in ADSs

We may from time to time request you and other holders and beneficial owners of ADSs to provide information as to:

•	the capacity in which you and other holders and beneficial owners own or owned ADSs,

•	the identity of any other persons then or previously interested in such ADSs, and the nature of such interest and various other matters.

You agree to provide any information requested by us or the depositary pursuant to the Deposit Agreement. The depositary has agreed to use reasonable efforts to comply with written instructions received from us requesting that it forward any such requests to you and other holders and beneficial owners and to forward to us any responses to such requests to the extent permitted by applicable law.

We may restrict transfers of the shares where the transfer might result in an ownership of shares in contravention of or exceeding the limits under the governmental approval which we received from the Indian government in connection with this offering, applicable law or our organizational documents. In such cases, we reserve the right to require you to deliver your ADSs for cancellation and withdrawal of the shares underlying such ADSs.

Requirements for Depositary Actions

We, the depositary or the custodian may refuse to:

•	issue, register or transfer an ADR or ADRs;

•	effect a split-up or combination of ADRs;

•	deliver distributions on any such ADRs; or

•	permit the withdrawal of deposited securities (unless the Deposit Agreement provides otherwise), until the following conditions have been met:

o	the holder has paid all taxes, governmental charges, and fees and expenses as required in the Deposit Agreement;

o	the holder has provided the depositary with any information it may deem necessary or proper, including, without limitation, proof of identity and the genuineness of any signature; and

o	the holder has complied with such regulations as the depositary may establish under the Deposit Agreement.

The depositary may also suspend the issuance of ADSs, the deposit of shares, the registration, transfer, split-up or combination of ADRs, or the withdrawal of deposited securities (unless the Deposit Agreement provides otherwise), if the register for ADRs or any deposited securities is closed or if we or the depositary decides it is advisable to do so.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs. You may inspect such records at the depositary’s designated office during regular business hours. In the case of uncertificated ADRs, the register shall be the Direct Registration System established by The Depository Trust Company.

The depositary will also maintain facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADRs. These facilities may be closed from time to time, to the extent not required by law to remain open.

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